Exhibit 99.1

NEWS

Contacts:

Joshua A. Grass                                      Francesca DeVellis
Manager, Investor Relations                          Vice President
BioMarin Pharmaceutical Inc.                         Feinstein Kean Healthcare
(415) 884-6777                                       (617) 761-6703

For Immediate Release:

      BioMarin Announces Plans for $125 million Convertible Debt Offering

Novato, CA, June 16, 2003 - BioMarin Pharmaceutical Inc. (Nasdaq and SWX New
Market: BMRN) announced today that it plans to offer approximately $125 million of convertible subordinated notes due 2008 to "qualified institutional buyers" pursuant to the exemption from registration provided under Rule 144A of the Securities Act of 1933. The notes will be convertible into BioMarin common stock at a price to be determined.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in this release. Neither the convertible notes nor the shares of BioMarin common stock issuable upon conversion of the notes have been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life threatening diseases and conditions.

This press release contains forward-looking statements about BioMarin Pharmaceutical Inc., including the possible offering of the securities described in this release, the timing of such offering and the pricing and other terms associated with such securities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the market price volatility of BioMarin's common stock and any possible governmental actions or other significant announcement affecting BioMarin's business in the future, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.